Exhibit 99.(i)(2)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

April 27, 2006

Skyline Funds

311 South Wacker Drive

Suite 4500

Chicago, IL  60606

Ladies and Gentlemen:

As Massachusetts counsel to Skyline Funds, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust“ (the “Trust“), we have been asked to render this opinion letter in connection with the registration of an indefinite number of shares of beneficial interest, without par value, of the Trust (the “Shares“), representing interests in The Special Equities Portfolio, the sole portfolio of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 35 (the “Amendment“) to the Trust’s Registration Statement on Form N-1A (Securities Act Registration No. 33-11755, Investment Company Act Registration
No. 811-5022) filed with the Securities and Exchange Commission.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of an officer of the Trust.  In addition, we have assumed that the Shares of The Special Equities Portfolio will be sold for cash at the net asset value thereof applicable at the time of their sale, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the prospectus and statement of additional information in effect at the time of sale, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit (i) to the Amendment.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP